Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders
Cadence Design Systems, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Cadence Design Systems, Inc., to be filed on or about November 7, 2003, of our report dated January 21, 2003, except as to Note 20, which is as of February 5, 2003, relating to the consolidated balance sheet of Cadence Design Systems, Inc. and subsidiaries as of December 28, 2002, and the consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the 2002 financial statement schedule, which report appears in the December 28, 2002 annual report on Form 10-K of Cadence Design Systems, Inc.

Our report refers to our audit of the adjustments and disclosures that were applied to revise the 2001 and 2000 consolidated financial statements as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of Cadence Design Systems, Inc., other than with respect to such adjustments and disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Mountain View, California
November 7, 2003